EXHIBIT 10. H
SECOND AMENDMENT TO CONSULTING AGREEMENT

    This SECOND AMENDMENT TO CONSULTING AGREEMENT (the “Second Amendment”) is effective as of May 1, 2024 (“Effective Date”) and is by and between Valley National Bank, a national banking association with its principal place of business at 70 Speedwell Avenue, Morristown, New Jersey 07960 on behalf of itself, its subsidiaries and affiliated companies (collectively, “Valley”), and ALREM LLC, a New York limited liability company (“Consultant”) (each individually a “Party” and collectively the “Parties”).
WHEREAS, Avner Mendelson, a Member of Consultant (the “Member”), is currently a director on Valley’s board of directors; and
WHEREAS, Valley and Consultant entered into that certain Consulting Agreement dated as of May 1, 2022 (as previously amended, the “Agreement”), pursuant to which Valley engaged Consultant to provide certain Services (as defined in the Agreement) to Valley, on the terms and conditions set forth in the Agreement; and
WHEREAS, Valley and Consultant entered into that certain First Amendment to Consulting Agreement dated as of May 1, 2023 (the “First Amendment”), pursuant to which the parties amended the terms of the of the Agreement as set forth in the First Amendment; and
WHEREAS, Valley and Consultant have agreed to further amend the Agreement as set forth in this Second Amendment.
    NOW THEREFORE, for an in consideration of the foregoing premises and mutual promises and undertakings herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
1.Capitalized Terms. Capitalized terms that are not expressly defined in this Second Amendment shall have the meaning ascribed to such terms in the Agreement.
2.Compensation. Valley and Consultant have agreed to amend the compensation provisions for the Services provided by Consultant for the period commencing on May 1, 2024 and concluding on December 31, 2024 (the “Modified Extended Term”). Accordingly, Valley and Consultant hereby agree to restate and replace, in its entirety, Schedule B to the Agreement with Schedule B attached to this Second Amendment. Valley shall continue to reimburse Consultant for all reasonable expenses and other costs (including, without limitation, reasonable travel expenses) associated with this Agreement in accordance with Valley’s standard policies and procedures.
3.Additional Terms. Except as expressly modified by the terms and conditions of this Second Amendment, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect. This Second Amendment, including all schedules annexed hereto, fully expresses the entire understanding of the Parties and supersedes all prior oral or written agreements and understandings between Valley and Consultant as to the subject matter hereof. The Agreement may not be modified, changed or altered by any oral promise or statement by whomsoever made, nor shall any written modification of this Agreement be binding on Valley until such modification shall have been approved in writing by a duly authorized officer of Valley.

    IN WITNESS WHEREOF, each Party has caused this Second Amendment to be executed as of the Effective Date.

ARLEM LLC
By:	/s/ AVNER MENDELSON
Member

VALLEY NATIONAL BANK
By:	/s/ IRA ROBBINS
Ira Robbins, Chairman of the Board and Chief Executive Officer

SCHEDULE B
Compensation Schedule

•$37,500 per month for each of the 8 months of the Modified Extended Term of the Agreement, payable on the 30th day of each month, commencing with May 2024 and concluding with December 2024.

SCHEDULE C
Confidentiality and Non-Disclosure Provisions

Consultant acknowledges that to perform the Services, it will be given access to Confidential Information (as defined below), and in performance of the Services, Consultant may develop certain Confidential Information. The purpose of these Confidentiality and Non-Disclosure Provisions (“Provisions”) is to ensure that such Confidential Information is properly protected and used. All Confidential Information is protected by these Provisions regardless of the execution of any other agreements between the Parties.

1. Definition of “Confidential Information”

“Confidential Information” means any information, written, electronic or oral, in whatever form, which Valley possesses that has commercial value or the unauthorized disclosure of which could cause loss or harm to Valley, or which Valley otherwise deems proprietary and/or confidential. This Confidential Information includes but is not limited to the customers, prospects, systems, business plans, financial (including audited and unaudited statements and projections) and non-financial information, products, marketing strategies, manufacturing and information techniques, systems, and processes, and other trade secrets as they may exist from time to time of Valley.
However Confidential Information shall not include:
a.    Information which at disclosure is in the public domain, by publication or otherwise, through no act of Consultant.
b.    Information that can be demonstrated was in Consultant’s lawful possession prior to Valley’s disclosure.
c.    Information which is furnished by Valley to others on a non-confidential basis.

2. Position of Trust/Ownership of Confidential Information

Consultant acknowledges that all elements of Valley’s Confidential Information are valuable, special and unique assets of Valley and need to be protected from improper disclosure. Consultant agrees that the nature of the Services and its business arrangement with Valley is one of trust and confidence with respect to Confidential Information, and that Valley will entrust Confidential Information to Consultant in reliance upon such relationship. Consultant further agrees that Valley is the sole owner of all Confidential Information, and that Valley does not give up any of its ownership rights by providing Confidential Information for use by Consultant.

3. Protection of Confidential Information

Consultant will hold and protect all Confidential Information in confidence. Consultant agrees that it will not at any time or in any manner, either directly or indirectly, use or disclose any Confidential Information for its own benefit or for the benefit of others. Consultant agrees not to divulge, or disclose, or communicate in any manner any Confidential Information or the existence of any Confidential Information to any affiliate or third party without the prior consent of Valley or to any others unless they are subject to the same duty of confidentiality as Consultant. These obligations shall continue until the Confidential Information is made public by means other than a disclosure by Consultant.

4. Term of Agreement

Regardless of the date that the Agreement is signed, these Provisions are effective as of the time at which any Confidential Information is disclosed to Consultant. These Provisions will remain in force indefinitely, even after the Agreement terminates.

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